Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	May 14, 2018 Contact: Marshall Dodson 713-651-4403

FOR IMMEDIATE RELEASE

Key Energy Services Announces Chief Executive Officer Resignation and

Appoints Interim Chief Executive Officer

HOUSTON, TX, May 14, 2018—Key Energy Services, Inc. (“Key” or the “Company”) announced today that President and Chief Executive Officer Robert Drummond notified the Company of his decision to resign from his role as CEO to pursue another opportunity effective May 11, 2018. While Mr. Drummond was prepared to continue in his position for 90 days, the Board has determined to name Key’s current Senior Vice President and Chief Financial Officer, Marshall Dodson, as interim CEO. Mr. Dodson will continue to fulfill his current responsibilities during the interim period. Mr. Drummond will continue to remain on Key’s Board of Directors. Key will be engaging an executive search firm to conduct a comprehensive search for its next CEO.

Key’s Chairman of the Board of Directors, Phillip Norment, stated “Robert has led the Company through several challenging years and has positioned Key for success and growth in the future. We would like to thank Robert for his leadership and service to Key and appreciate his desire to play a continued role as a Director. We wish him the best in his future endeavors. We are also pleased that Marshall Dodson has agreed to serve as interim CEO during this important time to provide continued leadership and a seamless transition.”

Robert Drummond, a Key Director and former Chief Executive Officer stated “I believe Key is on the right path and have confidence in the team at Key to continue growing the business. While I have decided to leave the Company to pursue another opportunity, I believe Key’s Board of Directors, the management team, and the men and women delivering exceptional service to Key’s customers every day will continue to drive the Company’s progress in achieving our goals.”

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.